Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Joy Marshall
joy_marshall@ucbi.com
(864) 241-8738

United Community Banks, Inc. Appoints Industry Veteran Carl S. Carande to Board of Directors
Greenville, S.C., August 3, 2026 – United Community Banks, Inc. (NYSE: UCB) (“United”) is pleased to announce the appointment of Carl S. Carande to its Board of Directors.
Carande brings a distinguished 40 years of experience in financial services and Big Four consulting, including advising CEOs and boards across multiple industries. His expertise spans finance, enterprise risk, technology, talent and organizational strategy, with a focus on helping global organizations grow while strengthening accountability and agility.
Carande spent 25 years with KPMG LLP, where he held several senior leadership roles, including Global Head of Advisory and U.S. Advisory Vice Chair. During his tenure, he rebuilt the firm’s Southeast Advisory practice into a major growth platform and developed a Business Integration Risk Management offering focused on post-merger execution and operational risk. He also helped establish a cohesive framework for KPMG’s global Advisory business, strengthening performance discipline, business development, and digital capabilities across the organization.
“Carl is a highly respected leader in the financial industry and will further strengthen United’s experienced Board of Directors,” said United Community Chairman and CEO Lynn Harton. “We are honored to welcome him to our team and look forward to working together to advance our long-term success.”
"Carl has advised financial institutions and multinational companies on complex integrations, enterprise risk, and performance improvement throughout his career,” Lead Director Thomas Richlovsky added. “His strategic perspective will be a valuable addition to our Board as United continues to grow and serve our customers and communities.”
Prior to joining KPMG, Carande was the global director of corporate cash management pricing and analysis for Bank of America. In this role, he was responsible for managing a pricing and analysis function across a cash-management product suite that generated $1.4 billion in revenue.
"I am honored to join the United Community Board,” said Carande. “United has built a strong organization grounded in exceptional service and a meaningful commitment to its communities. I look forward to working with the Board and leadership team as the company continues to grow and build upon that success.”
Carande received his Master of Business Administration from Golden Gate University and a Bachelor of Science in organizational systems design from California State University, Northridge.
For the full list of the United Community Banks, Inc. Board of Directors, please visit https://ir.ucbi.com/corporate-governance/board-directors.
About United Community Banks, Inc.
United Community Banks, Inc. (NYSE: UCB) is the financial holding company for United Community, a top-100 U.S. financial institution committed to building stronger communities and improving the financial health and well-being of its customers. United Community offers a full range of banking, mortgage and wealth management services. As of June 30, 2026, United Community Banks, Inc. had $29.1 billion in assets and operated 200 offices across Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee. The company also manages a nationally recognized SBA lending franchise and an equipment finance subsidiary, extending its reach to businesses across the country. United Community is the most awarded bank in the Southeast for Retail Banking Customer Satisfaction by J.D. Power, earning more awards than any other bank in the region, including recognition in 12 of the last 17 years. The company has also been named one of the “Best Banks to Work For” by American Banker for nine consecutive years. In commercial banking, United earned multiple 2026 Greenwich Best Bank awards for Small Business Banking. Forbes has consistently named United among the World’s Best and America’s Best Banks. Learn more at www.ucbi.com.